Exhibit 99.1
NEWS RELEASE

The Andersons, Inc. Names Gary Douglas to Board of Directors

MAUMEE, OHIO, May 7, 2021 - The Andersons, Inc. (Nasdaq: ANDE) has named Gary Douglas to the company's Board of Directors, effective May 7, 2021.

Mr. Douglas has served as president of Nationwide National Partners since March of 2013. During his time with Nationwide, he has held various leadership positions, including president and chief operating officer of Nationwide Agribusiness Insurance Company and Farmland Mutual Insurance Company, regional vice president for Allied Insurance's Central States region, regional vice president for Nationwide Insurance in New York, and associate vice president for Affinity operations.

Currently, he is a member of several community and institutional boards, including the National Urban League, the National Association of Mutual Insurance Companies, the African American Leadership Academy, and the Executive Leadership Council. Mr. Douglas received his undergraduate degree from St. Cloud State University and his MBA with an emphasis in finance from Eastern Michigan University. He is a graduate of the Wharton School of Business Executive Leadership Program.

“We are pleased to welcome Gary Douglas to The Andersons Board and look forward to the contributions he will bring,” says Chairman Mike Anderson. “He offers a wealth of business knowledge from his 20 years of senior management-level experience across geographically diverse U.S. markets.”

About The Andersons, Inc.
Founded in 1947 in Maumee, Ohio, The Andersons, Inc. is a diversified company rooted in agriculture that conducts business in the commodity trading, ethanol, plant nutrient, and rail sectors. Guided by its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities, and increase the value of the company. For more information, please visit www.andersonsinc.com.

Mike Hoelter, Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
Email: investorrelations@andersonsinc.com